                                                                    Exhibit 4.67

February 26, 2008

Mr. Lee Kheng Nam, Chairman of the Audit Committee
The Audit Committee of China Finance Online Co. Limited

Mr. Zhao Zhiwei
Chief Executive Officer
China Finance Online Co. Limited
9th Floor of Tower C, Corporate Square
No. 35 Financial Street, Xicheng Street
Beijing, 100032
The People's Republic of China

Dear Sirs,

This letter is to confirm various matters relating to the engagement of Deloitte Touche Tohmatsu CPA Ltd. ("DTTC") to serve as the independent registered public accounting firm of China Finance Online Co., Ltd.(the "Company"). This engagement letter will replace any previous oral or written agreements (other than any waiver given to us by the Company) which may have existed between the Company and us relating to the engagement, and governs the totality of our relationship with the Company in respect of the work to be done as described herein.

In addition to the audit and review services we are engaged to provide under this engagement letter, we would also be pleased to assist the Company on issues as they arise throughout the year. Hence, we hope that you will call Mr. Taylor Lam or Ms. Elsie Zhou whenever you believe DTTC can be of assistance. This assistance will require approval by the Company's audit committee (the "Audit Committee") in accordance with its preapproval policies and procedures.

We will perform this engagement subject to the terms and conditions set forth herein and in the accompanying appendices.

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February 26, 2008
China Finance Online Co. Limited
Page 2


This letter sets out the terms of our engagement under the following main headings:

1. audit of consolidated financial statements and the effectiveness of the Company's internal control over financial reporting;

2. reviews of interim financial information and performance of quarterly procedures;

3.   management's responsibilities;

4.   Audit Committee's responsibility and auditor communications;

5.   our service team;

6.   fees;

7. inclusion of DTTC reports or references to DTTC in other documents or electronic sites;

8.   termination;

9.   law and jurisdiction;

10.  limitation on actions;

and governs the totality of our relationship with you in respect of the work to be done as described herein.

1. AUDIT OF CONSOLIDATED FINANCIAL STATEMENTS AND THE EFFECTIVENESS OF THE COMPANY'S INTERNAL CONTROL OVER FINANCIAL REPORTING

     Our engagement is to perform an integrated audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB Standards"). The objectives of an integrated audit conducted in accordance with the PCAOB Standards are:

     - To express an opinion on the fairness of the presentation of the Company's consolidated financial statements for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America ("generally accepted accounting principles"), in all material respects

     - To express an opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2007 based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the "COSO Framework").

     Appendix A contains a description of an integrated audit under the PCAOB Standards.

     Our ability to express such opinions and the wording thereof will, of course, be dependent on the facts and circumstances at the date of our reports. If, for any reason, we are unable to complete the integrated audit or are unable to form or have not formed such opinions, we may decline to express any opinion or decline to issue any report as a result of this engagement. If we are unable to complete our integrated audit or if any report to be issued by DTTC as a result of this engagement requires modification, the reasons therefore will be discussed with the Audit Committee and the Company's management.

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February 26, 2008
China Finance Online Co. Limited
Page 3


2.   REVIEWS OF INTERIM FINANCIAL INFORMATION

     We will also perform reviews of the Company's interim financial information in accordance with the PCAOB Standards for the quarter ending December 31, 2007 and each of the three quarters in the period ending September 30, 2008, prepared for the Company's earnings release to be filed on Form 6-K for submission to the Securities and Exchange Commission (the "SEC"). The objective of reviews of interim financial information performed in accordance with the PCAOB Standards is to provide us with a basis for communicating whether we are aware of any material modifications that should be made to the interim financial information for it to conform with generally accepted accounting principles.

     Appendix B contains a description of an interim review under the PCAOB Standards.

     If we become aware of material modifications that should be made to the interim financial information for it to conform with generally accepted accounting principles or if we become aware of deficiencies in internal control over financial reporting so significant that they would preclude management's preparation of interim financial information in conformity with generally accepted accounting principles, we may be precluded from completing our review. However, should such circumstance arise, we would advise the Audit Committee and the Company's management that we are unable to complete the review and identify the deficiencies that preclude the completion of our review.

3.   MANAGEMENT'S RESPONSIBILITIES

     Appendix C describes management's responsibilities for (1) the financial statements and the effectiveness of internal control over financial reporting, (2) representation letters, (3) the process for obtaining preapproval of services, (4) independence matters relating to financial interests and providing certain services, and (5) independence matters relating to hiring.

4.   AUDIT COMMITTEE'S RESPONSIBILITY AND AUDITOR COMMUNICATIONS

     As the independent registered public accounting firm of the Company, we acknowledge that the Audit Committee is directly responsible for the appointment, compensation, and oversight of our work and, accordingly, except as otherwise specifically noted, we will report directly to the Audit Committee. You have advised us that the services to be performed under this engagement letter, including, where applicable, the use by DTTC of affiliates or related entities as subcontractors in connection with this engagement, have been approved by the Audit Committee in accordance with the Audit Committee's established preapproval policies and procedures.

     Under the PCAOB Standards and Rule 2-07 of SEC Regulation S-X, we are required to communicate with the Audit Committee about various matters in connection with our integrated audit and reviews of the related interim financial information. Appendix D describes such communications.

February 26, 2008
China Finance Online Co. Limited
Page 4


5.   OUR SERVICE TEAM

     5.1 Mr. Taylor Lam and Ms. Elsie Zhou, Partners of DTTC will be in charge of this engagement, while Lili Shan and Xiaogang Tong, managers of DTTC will be responsible for controlling the engagement on a day to day basis. A team of professionals from DTTC, and/or other member firms of Deloitte Touche Tohmatsu, their subsidiaries or affiliates may support the engagement as we see fit. We reserve the right to change personnel responsible for the engagement with others of similar competence.

     5.2 Deloitte Touche Tohmatsu is a worldwide organisation of separate individual partnerships and companies. Deloitte and/or "(Chinese Characters)" refer to one or more of Deloitte Touche Tohmatsu, a Swiss Verein, its member firm, and their respective subsidiaries and affiliates. As a Swiss Verein (association), neither Deloitte Touche Tohmatsu nor any of its member firms has any liability for each other's acts or omissions. Each of the member firms is a separate and independent legal entity operating under the names "Deloitte", "Deloitte & Touche", "Deloitte Touche Tohmatsu", "(Chinese Characters)" or other related name. The services described herein are provided by the member firms and not by the Deloitte Touche Tohmatsu Verein.

     5.3 This engagement letter is between you and DTTC only. In the course of providing the services DTTC may, at its discretion, draw on the resources of other Deloitte Touche Tohmatsu member firms, partnerships, companies or their subsidiaries and affiliates ("other Deloitte Firms"). Any partner, director or employee of any other Deloitte Firms who deal with you in connection with our services does so on behalf of DTTC alone. DTTC accepts responsibility for the actions of any partner, director or employee of any other Deloitte Firms assisting in the provision of our services as set out herein.

     5.4 The provisions of Section 6.3 above have been stipulated by DTTC expressly for the benefit of other Deloitte Firms, their partners, directors and employees (together "the Beneficiaries"). You agree that each of the Beneficiaries shall have the right to rely on this Section 6 as if they were parties to this engagement letter. Each other Deloitte Firms which agree to assist in the provision of our services does so in reliance on the protections afforded to it by Sections 6.3 and 6.4, the benefit of which we formally accept on their behalf.

February 26, 2008
China Finance Online Co. Limited
Page 5


6.   FEES

     We estimate that our fees for the integrated audit and the reviews of the related interim financial information for the year ended December 31, 2007 will be the amounts in US$ equivalent to RMB4,760,000, plus business tax, at the prevailing exchange rate announced by the people's bank of China on the dates when fee note is billed. Based on the anticipated timing of the work, our fees for the integrated audit and the reviews of the related interim financial information will be billed approximately as follows:

INVOICE DATE                              AMOUNT
------------                            ---------
Upon signing of the engagement letter   4,140,000
June 6                                    260,000
August 15, 2008                           250,000
November 15, 2008                         250,000

     We anticipate sending invoices for the integrated audit according to the schedule above, and payments are due on receipt.

     We will notify you promptly of any circumstances we encounter that could significantly affect our estimates and discuss with you any additional fees, as necessary. Additional services provided beyond the scope of services described herein will be billed separately.

7. INCLUSION OF DTTC REPORTS OR REFERENCES TO DTTC IN OTHER DOCUMENTS OR ELECTRONIC SITES

     If the Company intends to publish or otherwise reproduce in any document any report issued as a result of this engagement, or otherwise make reference to DTTC in a document that contains other information in addition to the audited financial statements (e.g., in a periodic filing with the SEC or other regulator, in a debt or equity offering circular, or in a private placement memorandum), thereby associating DTTC with such document, the Company agrees that its management will provide DTTC with a draft of the document to read and obtain our approval for the inclusion or incorporation by reference of any of our reports, or the reference to DTTC, in such document before the document is printed and distributed. The inclusion or incorporation by reference of any of our reports in any such document would constitute the reissuance of such reports. The Company also agrees that its management will notify us and obtain our approval prior to including any of our reports on an electronic site.

February 26, 2008
China Finance Online Co. Limited
Page 6


     Our engagement to perform the services described herein does not constitute our agreement to be associated with any such documents published or reproduced by or on behalf of the Company. Any request by the Company to reissue any report issued as a result of this engagement, to consent to any such report's inclusion or incorporation by reference in an offering or other document, or to agree to any such report's inclusion on an electronic site will be considered based on the facts and circumstances existing at the time of such request. The estimated fees outlined herein do not include any services that would need to be performed in connection with any such request; fees for such services (and their scope) would be subject to the mutual agreement of the Company and DTTC at such time as DTTC is engaged to perform the services and would be described in a separate engagement letter.

8.   TERMINATION

     DTTC reserves the right to resign from this engagement by giving you reasonable notice (taking account of the circumstances of the case) in writing if there arise any circumstances, including regulatory requirements, which in the opinion of DTTC, makes it inadvisable for DTTC to continue to provide the service to you as set out in this engagement letter.

     In any event of termination of this engagement, you and DTTC agree that DTTC shall be entitled to a reasonable fee according to DTTC's contribution and involvement in this engagement or the relevant transaction up to the date of termination. DTTC accepts no liability whatsoever in relation to the termination of engagement as a result of this clause.

9.   LAW AND JURISDICTION

     The terms of our engagement shall be governed in all respect by the laws of the Hong Kong Special Administrative Region ("HKSAR") and the courts of the HKSAR shall have exclusive jurisdiction over any dispute which may arise in any way in connection with this engagement or any work or assignment arising from same. However, notwithstanding the above, we reserve the right to take legal action in the courts of any appropriate jurisdiction to recover any fees owing to us by you.

10.  LIMITATION ON ACTIONS

     No action, regardless of form, arising hereunder or relating to this engagement, may be brought by either party more than three years after the cause of action has accrued except that an action for non-payment of fees may be brought by a party not later than three years following the date of the last payment due to such party hereunder.

February 26, 2008
China Finance Online Co. Limited
Page 7


This engagement letter, including the appendices attached hereto and made a part hereof, constitutes the entire agreement between the parties with respect to this engagement and supersedes all other prior and contemporaneous agreements or understandings between the parties, whether written or oral, relating to this engagement.

If the above terms are acceptable and the services described are in accordance with your understanding, please sign the copy of this engagement letter in the space provided and return it to us.

Yours faithfully,

Acknowledged and approved on behalf of
the Audit Committee of China Finance Online Co. Limited :


By: /s/
Title:
Date:


Accepted and agreed to by China Finance Online Co. Limited:


By: /s/
Title:
Date:

                                                                      APPENDIX A

DESCRIPTION OF AN INTEGRATED AUDIT UNDER THE PCAOB STANDARDS
CHINA FINANCE ONLINE CO. LIMITED
YEAR ENDED DECEMBER 31, 2007 AND THREE QUARTERS ENDING SEPTEMBER 30, 2008

COMPONENTS OF AN INTEGRATED AUDIT

An integrated audit includes the following:

     - Examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements

     - Inquiring directly of the Audit Committee regarding its views about the risk of fraud and whether the Audit Committee has knowledge of any fraud or suspected fraud affecting the Company

     - Assessing the accounting principles used and significant estimates made by management

     -    Evaluating the overall financial statement presentation

     - Examining, on a test basis, evidence supporting the design and operating effectiveness of the Company's internal control over financial reporting

     - Evaluating the effectiveness of the Company's internal control over financial reporting

REASONABLE ASSURANCE

An integrated audit is planned and performed to obtain reasonable, rather than absolute, assurance about (1) whether the financial statements are free of material misstatement, whether caused by error or fraud, and (2) whether material weaknesses exist as of the date specified in management's assessment of the effectiveness of the Company's internal control over financial reporting. Because of the characteristics of fraud, a properly planned and performed audit may not detect a material misstatement or material weakness. Accordingly, there is some risk that a material misstatement of the financial statements or a material weakness in internal control over financial reporting would remain undetected. Also, an integrated audit is not designed to detect error or fraud that is immaterial to the financial statements or deficiencies in internal control over financial reporting that, individually or in combination, are less severe than a material weakness.

INHERENT LIMITATIONS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or management override of controls, material misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over financial reporting to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

                                                                      APPENDIX B

DESCRIPTION OF AN INTERIM REVIEW UNDER THE PCAOB STANDARDS
CHINA FINANCE ONLINE CO. LIMITED
YEAR ENDED DECEMBER 31, 2007 AND THREE QUARTERS ENDING SEPTEMBER 30, 2008

A review of interim financial information is substantially less in scope than an audit in accordance with the PCAOB Standards, the objective of which is to express an opinion on the financial statements taken as a whole. Accordingly, a review will not result in the expression of an opinion concerning the fairness of the presentation of the interim financial information in conformity with generally accepted accounting principles and cannot be relied on to reveal all significant matters that would be disclosed in an audit.

A review consists principally of applying analytical procedures to pertinent financial data and making inquiries of and evaluating responses from certain management personnel of the Company who have responsibility for financial and accounting matters.

A review also includes obtaining sufficient knowledge of the Company's business and its internal control as it relates to the preparation of both annual and interim financial information to identify the types of potential material misstatements in the interim financial information, to consider the likelihood of their occurrence, and to select the inquiries and analytical procedures that will provide us with a basis for communicating whether we are aware of any material modifications that should be made to the interim financial information for it to conform with generally accepted accounting principles. A review is not designed to provide assurance on internal control or to identify control deficiencies.

                                                                      APPENDIX C

MANAGEMENT'S RESPONSIBILITIES
CHINA FINANCE ONLINE CO. LIMITED
YEAR ENDED DECEMBER 31, 2007 AND THREE QUARTERS ENDING SEPTEMBER 30, 2008

FINANCIAL STATEMENTS AND THE EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The overall accuracy of the financial statements, including interim financial information, and their conformity with generally accepted accounting principles is the responsibility of the Company's management. The assessment of the effectiveness of internal control over financial reporting to comply with
Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC rules and regulations is also the responsibility of the Company's management. In this regard, management has the responsibility for, among other things:

     - Establishing and maintaining effective internal control over financial reporting and informing DTTC of all deficiencies in the design or operation of internal control over financial reporting identified by management, including separately disclosing to DTTC all such deficiencies that management believes to be significant deficiencies or material weaknesses in internal control over financial reporting.

     - Informing DTTC of any significant changes in the design or operation of the Company's internal control over financial reporting that occurred during each fiscal quarter or subsequent to the date being reported on

     - Identifying and ensuring that the Company complies with the laws and regulations applicable to its activities and informing us of any known material violations of such laws or regulations

     -    Adjusting the financial statements to correct material misstatements

     -    Making all financial records and related information available to us.

REPRESENTATION LETTERS

We will make specific inquiries of the Company's management about the representations embodied in the financial statements and management's assessment of the effectiveness of the Company's internal control over financial reporting. Additionally, we will request that management provide to us the written representations the Company is required to provide to its independent registered public accounting firm under the PCAOB Standards. As part of our integrated audit procedures, we will request that management provide us with a representation letter that includes, among other things:

     - Acknowledgment of management's responsibility for the preparation of the financial statements and for establishing and maintaining effective internal control over financial reporting.

     - Affirmation of management's belief that the effects of any uncorrected financial statement misstatements aggregated by us during the current audit engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole.

     - Acknowledgment that management disclosed to us all deficiencies in the design or operation of internal control over financial reporting identified by management, including separately disclosing to us all such deficiencies that management believes to be significant deficiencies or material weaknesses in internal control over financial reporting.

We will also request that management confirm certain representations made to us during our audit. The responses to those inquiries and related written representations of management required by the PCAOB Standards are part of the evidential matter that DTTC will rely on in forming its opinions.

We will request a similar representation letter as part of our interim reviews, including representations about the disclosures related to changes in internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

PROCESS FOR OBTAINING PREAPPROVAL OF SERVICES

Management is responsible for the coordination of obtaining the preapproval of the Audit Committee, in accordance with the Audit Committee's preapproval process, for any services to be provided by DTTC to the Company.

INDEPENDENCE MATTERS RELATING TO FINANCIAL INTERESTS AND PROVIDING CERTAIN SERVICES

In connection with our engagement, DTTC, management, and the Audit Committee will assume certain roles and responsibilities in an effort to assist DTTC in maintaining independence and ensuring compliance with the securities laws and regulations. DTTC will communicate to its partners, principals, and employees that the Company is an attest client. Management of the Company will ensure that the Company, together with its subsidiaries and other entities that comprise the Company for purposes of the consolidated financial statements, has policies and procedures in place for the purpose of ensuring that neither the Company nor any such subsidiary or other entity will act to engage DTTC or accept from DTTC any service that either has not been subjected to their preapproval process or that under SEC or other applicable rules would impair DTTC's independence. All potential services are to be discussed with Mr. Taylor Lam or Ms. Elsie Zhou.

In connection with the foregoing, the Company agrees to furnish to DTTC and keep DTTC updated with respect to (1) a corporate tree that identifies the legal names of the Company's affiliates (e.g., parents, subsidiaries, investors, or investees), together with the ownership relationship among such entities, and
(2) equity and debt securities of the Company and its affiliates (including, without limitation, tax-advantaged debt of such entities that is issued through governmental authorities) that are available to individual investors (whether through stock, bond, commodity, futures or similar markets, or equity, debt, or any other securities offerings), together with related securities identification information (e.g., ticker symbols or CUSIP(R), ISIN(R), or Sedol(R) numbers). The Company acknowledges and consents that such information may be treated by DTTC as being in the public domain.

INDEPENDENCE MATTERS RELATING TO HIRING

Management will coordinate with DTTC to ensure that DTTC's independence is not impaired by hiring former or current DTTC partners, principals, or professional employees for certain positions. Management of the Company will ensure that the Company, together with its subsidiaries and other entities that comprise the Company for purposes of the consolidated financial statements, also has policies and procedures in place for purposes of ensuring that DTTC's independence will not be impaired by hiring a former or current DTTC partner, principal, or professional employee in an accounting role or financial reporting oversight role that would cause a violation of securities laws and regulations. Any employment opportunities with the Company for a former or current DTTC partner, principal, or professional employee should be discussed with Mr. Taylor Lam or Ms. Elsie Zhou and approved by the Audit Committee before entering into substantive employment conversations with the former or current DTTC partner, principal, or professional employee, if such opportunity relates to serving (1) as chief executive officer, controller, chief financial officer, chief accounting officer, or any equivalent position for the Company or in a comparable position at a significant subsidiary of the Company; (2) on the Company's board of directors; (3) as a member of the Audit Committee; or (4) in any other position that would cause a violation of securities laws and regulations.

For purposes of the preceding four paragraphs, "DTTC" shall include Deloitte Touche Tohmatsu CPA Ltd., its partners, directors, consultants and employees, and to the extent providing services under the engagement letter to which these terms are attached, any member firm of Deloitte Touche Tohmatsu, their subsidiaries and affiliates and all of their partners, principals, members, owners, directors, staff and agents, and in all cases any successor or assignee. This paragraph is additional to and shall not be taken to detract from Sections
6.3 and 6.4 of the engagement letter to which these terms are annexed.

                                                                      APPENDIX D

AUDIT COMMITTEE COMMUNICATIONS
CHINA FINANCE ONLINE CO. LIMITED
YEAR ENDED DECEMBER 31, 2007 AND THREE QUARTERS ENDING SEPTEMBER 30, 2008

INDEPENDENCE COMMUNICATIONS

We have the responsibility to comply with the requirements of the securities laws and regulations administered by the SEC regarding auditor independence. To demonstrate compliance with those requirements and in accordance with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees ("Independence Standard No. 1"), we will disclose to the Audit Committee, in writing, all relationships between DTTC and the Company and its related entities, that in our professional judgment may reasonably be thought to bear on our independence and confirm to the Audit Committee in such letter whether, in our professional judgment, we are independent of the Company within the meaning of the securities laws and regulations. We also will discuss our independence with the Audit Committee in accordance with Independence Standard No. 1. For purposes of this paragraph, "DTTC" shall mean DTTC and its subsidiaries; Deloitte Touche Tohmatsu, its member firms, the affiliates of DTTC, Deloitte Touche Tohmatsu and its member firms; and, in all cases, any successor or assignee.

OTHER COMMUNICATIONS ARISING FROM THE AUDIT OR REVIEWS

Fraud and Illegal Acts

We will report directly to the Audit Committee any fraud of which we become aware that involves senior management, and any fraud (whether caused by senior management or other employees) of which we become aware that causes a material misstatement of the financial statements. We will report to senior management any fraud perpetrated by lower level employees of which we become aware that does not cause a material misstatement of the financial statements; however, we will not report such matters directly to the Audit Committee, unless otherwise directed by the Audit Committee.

We will inform the appropriate level of management of the Company and determine that the Audit Committee is adequately informed with respect to illegal acts that have been detected or have otherwise come to our attention in the course of our audit, unless the illegal acts are clearly inconsequential.

Internal Control Matters

We will communicate, in writing, to management and the Audit Committee all material weaknesses identified during the integrated audit prior to the issuance of our report on the effectiveness of the Company's internal control over financial reporting. We will also communicate in writing to the Audit Committee any significant deficiencies identified during the integrated audit. If we conclude that the oversight of the Company's external financial reporting and internal control over financial reporting by the Audit Committee is ineffective, we will also communicate that conclusion in writing to the Company's board of directors.

A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company's financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.

In addition, we will communicate to management, in writing, all deficiencies in internal control over financial reporting (that is, those deficiencies in internal control over financial reporting that are of a lesser magnitude than material weaknesses) identified during the integrated audit and inform the Audit Committee when such a communication has been made. When making this communication, we will not repeat information about such deficiencies that has been included in previously issued written communications, whether those communications were made by us, internal auditors, or others within the Company.

Other Matters

We will communicate matters required by PCAOB AU 380, Communications with Audit Committees, and Rule 2-07 of SEC Regulation S-X prior to the Company filing our report or consent with the SEC.

Communications Related to Interim Reviews

At the Audit Committee's request, we will not issue a written review report upon completion of our interim reviews; however, we will report to the Audit Committee and the Company's management (1) matters that cause us to believe that material modifications should be made to the interim financial information for it to conform with generally accepted accounting principles or (2) that the Company furnished the Form 6-K before the completion of our review. When conducting our review of interim financial information, we will also determine whether any other matters required by regulations or the PCAOB Standards as they relate to interim financial information have been identified. If such matters have been identified, we will communicate them to the Audit Committee prior to the submission of interim financial information with the SEC or, if such communication cannot be made before the submission, as soon as practicable under the circumstances.